EXHIBIT 99.2

J.JILL, INC. ANNOUNCES CFO TRANSITION PLAN

Quincy, MA – November 28, 2018 – J.Jill, Inc. (NYSE:JILL) today announced that Executive Vice President, Chief Financial and Operating Officer Dave Biese will be leaving the company on April 30, 2019. Mr. Biese will work closely with management to ensure a smooth transition to his successor.
“I would like to thank Dave for his commitment to J.Jill over his long tenure with the company. He was a key member of our executive team and played a pivotal role in building J.Jill into a prominent omni-channel retailer while leading our finance and operations teams. We wish Dave all the best in his future endeavors,” said Linda Heasley, Chief Executive Officer.
“I am very proud of the many accomplishments we have achieved at J.Jill over the past nine years including our initial public offering in March 2017. I believe there continues to be tremendous opportunity and growth ahead for J.Jill and I wish all our teams years of success. I am also committed to ensuring a smooth transition over the next several months,” said Mr. Biese.
J.Jill’s Board of Directors has retained Heidrick & Struggles, a leading executive search firm, to assist in identifying a new Chief Financial Officer.
About J.Jill, Inc.
J.Jill is a premier omnichannel retailer and nationally recognized women’s apparel brand committed to delighting customers with great wear-now product. The brand represents an easy, relaxed, inspired style that reflects the confidence and comfort of a woman with a rich, full life. J.Jill offers a guiding customer experience through more than 270 stores nationwide and a robust e-commerce platform. J.Jill is headquartered outside Boston. For more information, please visit www.jjill.com or http://investors.jjill.com. The information included on our websites is not incorporated by reference herein.

Investor Contacts:
Caitlin Morahan / Joseph Teklits
ICR, Inc.
investors@jjill.com
203-682-8200
Media Contact:
Chris Gayton
J.Jill, Inc.
media@jjill.com
617-689-7916